Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
resTORbio, Inc.:

We consent to the use of our report dated March 18, 2019 with respect to the consolidated balance sheets of resTORbio, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years ended December 31, 2018 and 2017 and the period July 5, 2016 (inception) through December 31, 2016, and the related notes (collectively the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLC

Cambridge, Massachusetts
March 18, 2019